Exhibit 99.1

BioSpecifics Technologies Corp. Reports First Quarter 2014 Financial Results

LYNBROOK, NY – May 8, 2014 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® in the U.S. and XIAPEX® in the EU, today announced its financial results for the first quarter ended March 31, 2014 and provided a corporate update.

“Based on the positive results we reported this quarter in the human lipoma indication, we are enthusiastic about the upcoming initiation of an additional Phase 2 trial in the second quarter of 2014. We anticipate several other important inflection points from our proprietary pipeline, including finalizing the full study report of Chien-804 in canine lipomas to submit to Auxilium, and also reporting data from the ongoing preclinical studies in uterine fibroids in the second half of 2014. We are also pleased with our current healthy financial position,” reflected Thomas L. Wegman, President of BioSpecifics.

“At the same time, we are excited by the progress made on the commercial front by our partner Auxilium. The launch of XIAFLEX in Peyronie’s disease has exceeded Auxilium’s expectations, and the significant increase in the number of vials shipped in April for this indication was particularly encouraging. We expect this positive commercial momentum to continue with the potential label expansion of XIAFLEX to include the treatment of multiple Dupuytren's contracture cords concurrently, and also the anticipated MAA submission by Sobi to seek approval of XIAPEX in the EU for Peyronie's disease.”

The financial results reported for the quarter ended March 31, 2014 do not include revenues from royalties on first quarter sales by Auxilium of XIAFLEX for Peyronie’s disease because BioSpecifics recognizes royalties and mark-up on cost of goods with a one quarter lag. Therefore revenues from sales which occurred in the first quarter of 2014 of XIAFLEX for Peyronie’s disease will be recognized and reported by BioSpecifics when the Company reports second quarter 2014 financial results. In addition, as we have previously reported, under the agreement with DFB Biotech, Inc, (DFB) pursuant to which BioSpecifics sold its topical collagenase business, BioSpecifics’ rights to receive earn-out payments based on Santyl® sales expired in August 2013. There were no earn-out revenues recognized under this agreement in the first quarter ended March 31, 2014.

First Quarter 2014 Financial Results

BioSpecifics reported net income of $0.8 million for the first quarter ended March 31, 2014, or $0.12 per basic share and $0.11 per share on a fully diluted basis, compared to net income of $1.4 million, or $0.21 per basic share and $0.19 per share on a fully diluted basis for the same period in 2013.

Total revenue for the first quarter ended March 31, 2014 was $2.8 million, compared to $4.0 million for the same period in 2013. This represents a decrease of approximately 31% from the same period in 2013. The decrease in total revenue is due to the fact that BioSpecifics recognized in 2013 the final revenue from its agreement with DFB, although the Company received the final cash payment during the first quarter ended March 31, 2014.

Royalty and mark-up on cost of goods sold for the first quarter ended March 31, 2014 were $2.7 million, compared to royalty, mark-up on cost of goods sold, and earn-out revenues of $3.4 million for the same period in 2013. Royalty and mark-up on cost of goods sold revenues recognized under BioSpecifics’ agreement with Auxilium Pharmaceuticals, Inc. (Auxilium) for the first quarter ended March 31, 2014 were $2.7 million, compared to $2.4 million for the same period in 2013. This represents an increase of approximately 13% from the same period in 2013. The royalties and mark-up on cost of goods sold for the quarter ended March 31, 2014 do not include revenues for the sale of XIAFLEX in the Peyronie’s disease indication as BioSpecifics recognizes royalties and mark-up on cost of goods sold one quarter following the quarter in which the underlying sales by Auxilium occur.

Earn-out revenue recognized under the DFB agreement, which expired in August 2013, for the first quarter of 2014 was zero and $1.0 million for the comparable period in 2013. BioSpecifics has now recognized all income from the Santyl sales under the DFB agreement, and in March 2014, the Company received the final cash payment for the income recognized in 2013.

Licensing revenue consists of licensing fees, sublicensing fees and milestones. For the three months ended March 31, 2014 and 2013, BioSpecifics recognized total licensing and milestone revenue of approximately $17,283 and $544,881, respectively. Certain licensing fees recognized are related to the cash payments received under BioSpecifics’ agreement with Auxilium in prior years and amortized over the expected development period. For the first quarter ended March 31, 2014, BioSpecifics recognized licensing revenue related to the development of XIAFLEX of approximately $17,283 as compared to $44,881 for the same period in 2013. In the 2013 period, licensing fees recognized of $0.5 million were related to the exercise by Auxilium of its exclusive option to expand the field of its license for injectable collagenase to include the potential treatment of adult patients with edematous fibrosclerotic panniculopathy, commonly known as cellulite.

Research and development expenses for the first quarter ended March 31, 2014 were $0.4 million, compared to $0.3 million in the same period in 2013. This increase in research and development expenses was primarily due to expenses related to BioSpecifics’ clinical development and research programs.

General and administrative expenses for the first quarter ended March 31, 2014 were $1.2 million, compared to $1.6 million for the same period in 2013. The decrease in general and administrative expenses was due to lower third party licensing fees and legal, consulting and investor relations services partially offset by third party royalty fees.

Income tax expenses for the first quarter ended March 31, 2014 were $0.4 million as compared to $0.7 million for the same period in 2013.

As of March 31, 2014, BioSpecifics had cash and cash equivalents, and investments of $16.9 million, compared to $12.6 million on December 31, 2013.

XIAFLEX Commercial Indications:

Injectable collagenase is currently marketed as XIAFLEX in the U.S. by Auxilium for the treatment of Dupuytren’s contracture and Peyronie’s disease, and in the EU by Swedish Orphan Biovitrium AB (Sobi), as XIAPEX, for the treatment of Dupuytren’s contracture.

A PDUFA date is set for October 20, 2014 for the U.S. Food and Drug Administration (FDA) to review the supplement Biologics License Application submitted by Auxilium for the potential label expansion of XIAFLEX to include the treatment of multiple Dupuytren’s contracture cords concurrently.

As reported by Auxilium on May 5, 2014, XIAFLEX U.S. net revenues for the first quarter of 2014 increased 38% over the first quarter of 2013 to $16.6 million. In Dupuytren’s contracture, there was a 10% increase in vial sales over the first quarter of 2013. Market share in the Dupuytren’s contracture indication continued to grow and reached 28% as of February 2014.

Highlights from the launch of XIAFLEX in Peyronie’s disease, as of April 30, 2014, include:

  Since the launch in January 2014, there were 1,022 total XIAFLEX vials shipped, which breaks down to 524 vials in the first quarter of 2014 and 498 vials in the month of April.

  Auxilium’s initial launch strategy focused on 235 top urologists and of these targets, 92% have been certified according to the Risk Evaluation and Mitigation Strategy program guidelines.

  Through the Auxilium Advantage program, 2,373 patients have submitted for reimbursement. A decision has been made on 55% of the submissions and of these, 86% were approved. All eight of the Medicare administered contractors have confirmed coverage of XIAFLEX, and 15 of the major commercial health plans have approved reimbursement for patients seeking treatment. XIAFLEX is also now a covered benefit of the Veterans Administration and of TRICARE, the healthcare program of the U.S. Military.

  In April 2014, Auxilium announced that Sobi became the Market Authorization Holder for XIAPEX in 28 EU member countries, Norway and Iceland. The process is underway for Sobi to submit a Marketing Authorization Application (MAA) for XIAPEX for the treatment of Peyronie’s disease to the European Medicines Agency (EMA).

CCH Development Pipeline:

CCH is being studied in five indications through BioSpecifics’ proprietary programs and those of its partner, Auxilium. These indications include human and canine lipoma, uterine fibroids, frozen shoulder syndrome and cellulite.

BioSpecifics is managing the development of CCH for the treatment of human and canine lipoma as well as supporting preclinical studies by Duke Medicine in uterine fibroids.

  In January 2014, BioSpecifics announced that the primary endpoint (p<0.0001) was met in the Phase 2 dose escalation study for the treatment of human lipoma. BioSpecifics remains on track to initiate a subsequent placebo-controlled study in the second quarter of 2014 and to complete enrollment in the trial in the fourth quarter of 2014.

  The full study report for Chien-804, the Phase 2 study of CCH in canine lipoma, is being finalized. Once submitted to Auxilium, Auxilium will have a 120-day opt-in period to license exclusively the canine lipoma indication.

  Preclinical studies are ongoing to evaluate the potential of CCH in uterine fibroids and BioSpecifics expects to report data from these in the second half of 2014.

Auxilium is managing a Phase 2b study of CCH for the treatment of stage 2 frozen shoulder syndrome and a Phase 2a study for the treatment of cellulite.

  Enrollment is on schedule for the double-blind, placebo-controlled Phase 2b study of CCH for the treatment of frozen shoulder. Top-line data are expected in the first quarter of 2015.

  Enrollment has been completed ahead of schedule for the randomized, double-blind multiple-dose Phase 2a study of CCH for the treatment of cellulite. Top-line data are now expected earlier than anticipated and in the fourth quarter of 2014.

Webcast and Conference Call

BioSpecifics will host a conference call today at 8:30 a.m. EDT to discuss these first quarter 2014 results.

In order to participate in the conference call, please dial 1-877-870-4263 (domestic) or 1-412-317-0790 (international). The live webcast can be accessed under “Events and Presentation” in the Investors section of the Company’s website at www.biospecifics.com or you may use the link: http://www.videonewswire.com/event.asp?id=99198.

A replay of the call will be available one hour after the end of the conference on May 8, 2014 until 9:00 a.m. EDT on May 16, 2014. To access the replay, please dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and reference the access code 10045768. The archived webcast will be available for 90 days in the Investors section of BioSpecifics’ website.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord in the palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy by BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium). Auxilium is partnered with Actelion Pharmaceuticals Ltd. for the marketing of XIAFLEX in Canada and Australia, and Swedish Orphan Biovitrium AB for the marketing of XIAPEX® (the EU tradename for CCH) in 71 Eurasian and African countries for the treatment of Dupuytren's contracture, and Peyronie's disease pending applicable regulatory approvals. CCH is in clinical development for the treatment of several additional promising indications. Auxilium is testing CCH for frozen shoulder syndrome in a Phase 2b study and also for cellulite in a Phase 2a study. BioSpecifics is currently managing the development of CCH for the treatment of human and canine lipomas. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding BioSpecifics' strategy, future operations, prospects, plans and objectives of management, and the assumptions underlying or relating to such statements, are "forward-looking statements". The forward-looking statements in this release include statements concerning, among other things, the initiation of an additional Phase 2 trial of CCH in the human lipoma indication; the finalization of the Chien-804 study report in canine lipomas and the submission of the report to Auxilium for opt-in; the reporting of data from the ongoing preclinical studies in uterine fibroids; the potential label expansion of XIAFLEX to include the concurrent treatment of multiple Dupuytren’s contracture cords; the MAA submission by Sobi for approval of XIAPEX for Peyronie’s disease in the EU; and the release of data from the phase 2a study of CCH as a treatment for cellulite and from the Phase 2b study of CCH for the treatment of frozen shoulder syndrome. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "anticipate," "plan," "estimate," "likely," "may," "will," "could," "continue," "project," "predict," "goal," the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics' current expectations and its projections about future events. There are a number of important factors that could cause BioSpecifics' actual results to differ materially from those indicated by such forward-looking statements, including the ability of Auxilium and its partners to achieve their respective commercial objectives for CCH in their applicable territories; the uncertainties inherent in the initiation of future clinical trials; Auxilium or any of its partners modifying their respective objectives and/or allocating resources other than to CCH; the potential market for CCH in a given indication being smaller than anticipated; the potential of CCH to be used in additional indications and the timing, initiation and outcome of clinical trials of CCH for additional indications; the timing of regulatory filings and action; the receipt of any applicable milestone, royalty or mark-up on cost of goods payments; and other risk factors identified in BioSpecifics' Annual Report on Form 10-K for the year ended December 31, 2013 and its Current Reports on Form 8-K filed with the SEC. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Consolidated Statements of Operations

	Three months ended
	March 31, 2014
	2014	2013
Revenues:	(Unaudited)
Net sales	$3,678	$2,243
Royalties	2,740,318	3,432,900
Licensing revenue	17,283	544,881
Total Revenues	2,761,279	3,980,024

Costs and expenses:
Research and development	382,704	294,874
General and administrative	1,246,305	1,618,482
Total costs and expenses	1,629,009	1,913,356

Operating income	1,132,270	2,066,668

Other income (expense):
Interest Income	6,971	5,866
Other, net	1,150	-
	8,121	5,866

Income before income tax	1,140,391	2,072,534
Income tax benefit (expense)	(386,402)	(719,450)

Net income	$753,989	$1,353,084

Basic net income per share	$0.12	$0.21
Diluted net income per share	$0.11	$0.19

Shares used in computation of basic net income per share	6,378,859	6,356,954
Shares used in computation of diluted net income per share	7,022,172	6,955,452

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data
(Unaudited)

	March 31,	December 31
	2014	2013
Cash and cash equivalents	$8,934,794	$5,624,860
Short term investments	7,973,002	6,966,964
Accounts and income tax receivable, net	2,215,786	5,260,126
Deferred tax assets	1,502,756	1,507,776
Working capital	18,524,714	17,491,917
Total assets	24,626,892	23,252,244
Long-term liabilities	120,978	138,260
Total stockholders' equity	23,481,562	22,332,439